[Name of Recipient]	Exhibit 10(a)

2005 PERFORMANCE SHARE AWARD LETTER
FOR VICE PRESIDENTS

The Compensation and Management Succession Committee of the Company’s Board of Directors (the “Committee”) has awarded you the following:

____________ Performance Shares
Award Period: January 1, 2005 - December 31, 2008
Grant Date: March 4, 2005

The Performance Shares were awarded pursuant to the Company’s Long-Term Incentive Plan (the “Plan”), and are subject to the terms and conditions contained in the Plan and in the Provisions for 2005 Performance Shares for Vice Presidents set forth in Appendix A to this Award Letter.

This Award is intended to fulfill the Plan’s purpose of furthering the long-term growth in profitability of the Company by offering long-term incentives to key executives, officers and employees who will be largely responsible for such growth. Since these Awards have been granted to only a select group of Company employees, I request that you keep the terms of this Award confidential.

H. Corbin Day, Chairman,
Compensation and Management Succession Committee
of the Board of Directors
of Protective Life Corporation

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Exhibit 10(a)
APPENDIX A

PROVISIONS FOR
2005 PERFORMANCE SHARES
FOR VICE PRESIDENTS
MARCH 4, 2005

On March 4, 2005, Protective Life Corporation (the “Company”) granted performance shares (“Performance Shares”) under its Long-Term Incentive Plan (the “Plan”). Each vice president who was granted Performance Shares received a 2005 Performance Share Award Letter for Vice Presidents (the “Award Letter”). The terms of your Award are contained in these Provisions for 2005 Performance Shares for Vice Presidents (“Performance Share Provisions”), which refer to and incorporate information contained in the Award Letter. This Award is also subject to the terms and conditions set forth in the Plan and any rules and regulations adopted by the Compensation and Management Succession Committee of the Board of Directors (the “Committee”). Any terms used in these Performance Share Provisions and not defined herein have the meanings set forth in the Plan.

These Performance Share Provisions and the Award Letter constitute part of a prospectus covering securities that have been registered under the Securities Act of 1933. The date of this part of the prospectus is March 4, 2005.

1. General Provisions. The number of Performance Shares that you have been awarded, the Award Period of the Performance Shares, and the Grant Date of the Performance Shares are set forth in your Award Letter.

2. Earn-Out of Performance Shares.

(a) General. Payment of the Performance Share Award will be based upon a comparison of the Company’s “average return on average equity” (as defined below) for the Award Period to that of a “comparison group” (as defined below). If the Company’s average return on average equity for the Award Period ranks below the 40th percentile of such measure for the comparison group, no payment will be made; if it is at the 40th percentile, a 33% payment will be made; if it is at the 50th percentile, a 50% payment will be made; if it is at the 75th percentile, a 100% payment will be made; and if it is at the 90th percentile, a 130% payment will be made. There will be interpolation between the 40th and 50th percentiles to determine the exact percentage to be paid between 33% and 50%, interpolation between the 50th and 75th percentiles to determine the exact percentage to be paid between 50% and 100%, and interpolation between the 75th and 90th percentiles to determine the exact percentage to be paid between 100% and 130%.

(b) Definitions. “Return on average equity” for a calendar year is generally defined as net income per share divided by average stockholders’ equity (excluding accumulated comprehensive income) per share, capped at a maximum of 25% per calendar year. “Average stockholders’ equity” for a calendar year is the average of the stockholders’ equity on the last business day of each calendar quarter during such calendar year and of the stockholders’ equity on the last business day of the preceding calendar year. “Average return on average equity” for the Award Period is the average of the returns on average equity for the calendar years during the Award Period. Unless the Committee determines otherwise, any one-time, special or non-recurring charge against the Company’s earnings shall be taken into account only in the Award Period ending in the year in which such charge is taken, and not in other Award Periods. The “comparison group” is generally comprised of the Company and the 40 largest public held stock life and multiline insurance companies (as measured by net worth). The companies in the comparison group are listed in Appendix B. If any comparison group company’s net income per share or stockholders’ equity per share shall cease to be publicly available (due to a business combination, receivership, bankruptcy, or other event) or if any such company is no longer publicly held or becomes a downstream affiliate of any other company in the comparison group on or before January 1 following the end of the Award Period, or substantially exits the insurance industry (due to a divestiture of its insurance business, or other events), its average return on average equity shall be ranked below that of the Company. The Committee may adjust the performance criteria to recognize special or non-recurring situations or circumstances with respect to the Company or any other company in the comparison group for any year during the Award Period.

3. Time and Form of Payment. As soon as practicable after the end of the Award Period, the Committee will determine the extent to which the Performance Share Award has been earned. The amount of the total payment shall be based on the Fair Market Value of the Common Stock. Unless the Committee determines otherwise, payment will be made partly in shares of Common Stock and partly in cash, with the cash portion being approximately equal to the federal, state and local income tax withholding obligation with respect to such payment.

4. Termination of Employment.

(a) Death, Disability or Retirement. If your employment is terminated by death, disability or by retirement on or after normal retirement age or prior to normal retirement age at the request of the Company, you will receive a pro rata payment with respect to the Performance Shares based on the period of employment during the Award Period and determined by reference to the performance achieved as of the end of the fiscal year immediately preceding your termination date (or, if your employment terminates in 2005, by reference to performance as of December 31, 2004).

(b) Special Termination. If your employment is terminated by reason of (1) retirement prior to normal retirement age at your request and approved in writing by the Company, (2) the divestiture of a business segment or a significant portion of the assets of the Company, or (3) a significant reduction by the Company in its salaried work force, the determination of whether any payment shall be made with respect to any unvested portion of your Performance Share Award shall be at the discretion of the Committee. Any such payment, if made, will not exceed the number of Performance Shares determined as set forth in paragraph 4(a).
(c) Retirement in Calendar Year of Grant. Any provision of these Performance Share Provisions to the contrary notwithstanding, if (i) this Award is intended, at the time of grant, to be “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Internal Revenue Code (the “Code”), to the extent required to so qualify any Award thereunder, and (ii) your employment is terminated before January 1, 2006 by retirement on or after normal retirement age or prior to normal retirement age at the request of the Company, you will receive a pro rata payment with respect to the Performance Shares based on the period of employment during the Award Period and determined by reference to the performance achieved as of December 31, 2005.

(d) Other Termination. If your employment is terminated for any reason not set forth in paragraphs 4(a), (b) or (c), any unvested portion of your Performance Share Award will be forfeited.

5. Change in Control. In the event of a Change in Control, you shall be deemed to have earned Performance Shares with respect to your Award based upon performance as of the December 31 preceding the date of the Change in Control, provided that the number of Performance Shares earned shall never be less than the aggregate number of Performance Shares at the 75th percentile (as described in paragraph 2(a)) with respect to the Award. Each Performance Share so earned shall be canceled in exchange for a payment in cash of an amount equal to the greater of (a) the price per share of Common Stock immediately preceding any transaction resulting in a Change in Control or (b) the highest price per share of Common Stock offered in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash).

6. Federal Income Tax Consequences.

(a) General. The following description of the federal income tax consequences of the Performance Shares is based on currently applicable provisions of the Code and related regulations, and is intended to be only a general summary. The summary does not discuss state and local tax laws, which may differ from the federal tax law, or federal estate, gift and employment tax laws. For these reasons, you are urged to consult with your own tax advisor regarding the application of the tax laws to your particular situation.

(b) Grant of Performance Shares. This grant of Performance Shares will not cause you to be subject to federal income tax.

(c) Payment of Performance Shares. You will recognize ordinary income for federal income tax purposes on the date the Performance Shares are earned and paid (the “payment date”), unless you have made an effective election under the Company’s Deferred Compensation Plan for Officers (“Deferred Compensation Plan”), as discussed in paragraph 6(e). The amount of income recognized will be equal to the aggregate of the amount of cash and the fair market value (as of the payment date) of the shares of Common Stock paid.

(d) Sale of Performance Shares. Your tax basis in the shares of Common Stock acquired upon payment of Performance Shares will be equal to the fair market value of the shares on the payment date (unless you have made an effective election under the Deferred Compensation Plan, as discussed in paragraph 6(e)).

You will recognize capital gain or loss on the sale or exchange of the acquired shares to the extent of any difference between the amount realized and the tax basis in the shares. The tax treatment of the capital gain or loss will depend upon the period of time between the payment date and the date of the sale or exchange, your adjusted gross income, and other factors.

(e) Deferred Compensation Plan. You may be able to defer payment of Performance Shares, and the recognition of taxable income with respect to such payment, by making deferral elections under the Deferred Compensation Plan. If you make effective deferral elections, you will recognize ordinary income on your Performance Shares as of the date the Performance Shares are paid from the Deferred Compensation Plan, in an amount equal to the amount of cash and the fair market value (on such date) of the shares of Common Stock paid. Similarly, your holding period for capital gains purposes will begin as of the date of payment from the Deferred Compensation Plan, and the tax basis in the shares of Common Stock acquired will equal the fair market value of the shares on such date.

You will be provided with more information about this deferral opportunity, and the Deferred Compensation Plan, before your Performance Shares become payable.

(f) Company Deductions. As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a Performance Share holder recognizes ordinary income, to the extent that such income is considered reasonable compensation under the Code. Neither the Company nor any subsidiary will be entitled to a deduction with respect to payments that constitute “excess parachute payments” pursuant to Section 280G of the Code and that do not qualify as reasonable compensation pursuant to that section. Such payments will also subject the recipients to a 20% excise tax.

(g) ERISA. The Plan is not qualified under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

7. Deferral of Payment by the Company. The Committee may defer the payment of cash and the issuance or delivery of Common Stock to prevent the Company or its subsidiaries from being denied a federal income tax deduction with respect to any payment of Performance Shares. If a cash payment or distribution of Common Stock to a Participant is deferred, the Company will establish for the Participant a book-entry account (the “Account”) representing all such deferrals. If dividends are paid by the Company during the deferral period, the Participant’s Account shall be credited with the amount of any dividends which would otherwise have been payable to the Participant if the number of shares represented by such Account had been owned directly, and such amount shall be deemed to be reinvested in additional shares of Common Stock.

8. Income Tax Withholding. The Company will withhold, from your Performance Share payment (or your payment from the Deferred Compensation Plan, if you have made deferral elections under such Plan), an amount in cash sufficient to satisfy any applicable federal, state or local tax withholding obligation.

The amount of withholding tax retained by the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize by reason of the payment of Performance Shares will be reported on Form W-2 in the year in which you recognize income with respect to the payment. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

9. Non-transferability of Performance Shares. Your Performance Shares may not be assigned, pledged, or otherwise transferred, except upon your death by the laws of intestacy or descent and distribution.

10. Beneficiary Designations. You may name a beneficiary or beneficiaries (who must be members of your family and who may be named contingently or successively) with respect to your rights under the Plan (including the right to receive payment of Performance Shares after your death) by submitting a written beneficiary designation in a form acceptable to the Company. Any such designation will be effective only when filed with the Company’s Chief Accounting Officer (or such other person as the Company may designate) before your date of death, and will (unless specifically set forth therein) revoke all prior designations. If there is no beneficiary designation in effect on the date of your death, your beneficiary will be your surviving spouse or, if you have no surviving spouse, your estate.

11. Adjustment in Certain Events. In the event of specified changes in the Company’s capital structure, the Committee may make appropriate adjustment in the number and kind of shares authorized by the Plan, and the number and kind of shares covered by outstanding Awards. These Performance Share Provisions will continue to apply to your Award as so adjusted.

12. Administration of the Plan. The Plan is administered by the Committee, which consists of at least two directors, none of whom is an employee of the Company. The members of the Committee are appointed annually by the Board of Directors and may be removed by the Board of Directors. To the Company’s best knowledge, there is no other material relationship between any member of the Committee and the Company or its affiliates or employees.

The Committee designates the eligible employees to be granted awards and the type and amount of awards to be granted. The Committee also has authority to interpret the Plan, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Committee determinations need not be uniform, whether or not the Participants are similarly situated. All decisions and acts of the Committee are final and binding on all affected Participants.

13. Stock Purchase Rights. Pursuant to a Rights Agreement, on August 18, 1995, the Company paid a dividend of one right (a “Right”) on each share of Common Stock then outstanding. Each Right entitles the holder to purchase one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock. The Rights Agreement provides that the Company will issue one Right together with each share of Common Stock issued by it in the future.

The Rights are currently represented by certificates for the Common Stock and can only be transferred together with the Common Stock. However, upon the occurrence of certain events the Rights will become exercisable and at that time may be transferred separately from the Common Stock. Unless and until such Rights become exercisable they are expected to have no value independent of the Common Stock

Upon payment of your Performance Shares, you will receive one Right with respect to each share of Common Stock received. If the Rights become exercisable, the Company will provide more detailed information about how they affect Awards under the Plan.

14. Amendment. The Committee may from time to time amend the terms of this Award in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent. The Plan will terminate on December 31, 2012; however, such termination will not affect an Award previously granted. The Company may amend, terminate or discontinue the Plan at any time, but no amendment, termination or discontinuance of the Plan will unfavorably affect any Award previously granted.

15. Section 16(b) Considerations. If you are deemed to be an officer of the Company for purposes of Section 16(b) of the Securities Exchange Act of 1934 (“Section 16(b)”), you will be required to return to the Company any “profit” realized from the “purchase” and “sale”, or “sale” and “purchase”, of Common Stock within any six-month period. The grant of Performance Shares and the receipt of shares upon payment of Performance Shares under the Plan are not purchases for purposes of Section 16(b). The withholding of shares to satisfy your tax liability in connection with the payment of Performance Shares (as described in paragraph 8) will also be exempt from Section 16(b).

Reporting requirements apply with respect to the payment of Performance Shares, the deferral of payment under the Deferred Compensation Plan, and the ultimate distribution of shares from the Deferred Compensation Plan. If you are subject to Section 16(b), you should consult the Company’s Legal Department with respect to these provisions.

16. Restrictions on Resale. There are no restrictions imposed by the Plan on the resale of Common Stock acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of stock acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. In addition, the Company’s directors, officers and employees are subject to all applicable laws and to the Company’s policies and procedures regarding the purchase and sale of Common Stock (including its Code of Business Conduct, Statement of Policy on Purchase or Sale of Protective Corporation Stock, and Stock Ownership Guidelines).

17. Effect on Employment and Other Benefits. Receipt of an Award under the Plan does not confer any right to receive Awards in the future or to continue in the employ of the Company and its subsidiaries, and Award recipients are subject to discipline and discharge in the same manner as any other employee. Income recognized as a result of payment of Performance Shares will not be included in the formula for calculating your benefits under the Company’s Pension, 401(k) and Stock Ownership, and Disability Plans.

18. Regulatory Compliance. Under the Plan, the Company is not required to deliver Common Stock for payment of Performance Shares if such delivery would violate any applicable law, regulation or stock exchange requirement. If required by any federal or state securities law or regulation, the Company may impose restrictions on a Performance Share holder’s ability to transfer shares received under the Plan.

19. Company and Plan Documents. Each year the Company sends a copy of its Annual Report to Share Owners for its last fiscal year to all share owners of the Company. An additional copy of the Company’s most recent Annual Report to Share Owners and all other communications distributed by the Company to its shareholders may be obtained without charge, by written or oral request to Investor Relations, Protection Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-3573).

The following documents filed by the Company with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(a) The Company’s most recent Annual Report on Form 10-K;

(b) All other reports filed by the Company under Section 13(a) or 15(d) of the Exchange Act after the end of the year covered by its most recent Annual Report on Form 10-K; and

(c) The description of the Common Stock and the Rights contained in the registration statements therefore under the Exchange Act, including any amendments filed for the purpose of updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this document and prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

A copy of any or all of the documents referred to above, as well as any documents constituting part of a prospectus covering shares offered under the Plan, may be obtained, without charge, by written or oral request to Investor Relations, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-3573).

_______________________________

Questions regarding this Award and requests for additional information about the Plan or the Committee should be directed to Jason Hudson, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-5279). These Performance Share Provisions and your Award Letter contain the formal terms and conditions of your Award, and should be retained for future reference.

Exhibit 10(a)
APPENDIX B

2005 PERFORMANCE SHARE AWARDS
COMPARISON GROUP

The coThe comparison group is comprised of the Company, Protective Life Corporation (PL), and the following 40 stock life and multiline insurance companies.

Aetna Inc. (AET)	Jefferson-Pilot Corporation (JP)
AFLAC, Inc. (AFL)	Kansas City Life Insurance Company (KCLI)
Alfa Corporation (ALFA)	Lincoln National Corporation (LNC)
Allmerica Financial Corporation (AFC)	MetLife, Inc. (MET)
Allstate Corporation (ALL)	National Western Life Insurance Company (NWLIA)
American International Group, Inc. (AIG)	Nationwide Financial Services, Inc. (NFS)
AmerUS Group Co. (AMH)	Old Republic International Corporation (ORI)
Annuity and Life Re (Holdings), Ltd. (ANNRF.OB)	Penn Treaty American Corporation (PTA)
Aon Corporation (AOC)	The Phoenix Companies (PNX)
Assurant Inc. (AIZ)	Presidential Life Corporation (PLFE)
CIGNA Corporation (CI)	Principal Financial Group, Inc. (PFG)
CNA Financial Corporation (CNA)	Prudential Financial, Inc. (PRU)
Conseco, Inc. (CNO)	Reinsurance Group of America, Inc. (RGA)
Delphi Financial Group, Inc. (DFG)	Scottish Annuity & Life Holdings, Ltd. (SCT)
Erie Family Life Insurance Company (ERIF)	StanCorp Financial Group, Inc. (SFG)
FBL Financial Group, Inc. (FFG)	Torchmark Corporation (TMK)
Genworth Financial, Inc. (GNW)	United Insurance Companies, Inc. (UCI)
Great American Financial Resources, Inc. (GFR)	Unitrin Incorporated (UTR)
The Hartford Financial Services Group, Inc. (HIG)	Universal American Financial Corporation (UHCO)
Independence Holding Company (INHO)	UNUMProvident Corporation (UNM)

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